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                                                                    EXHIBIT 8

                                   FORM OF
                          FEDERAL INCOME TAX OPINION



TO BE DATED THE EFFECTIVE DATE
OF THE PROXY STATEMENT-PROSPECTUS

Board of Directors
Stokely USA, Inc.
P.O. Box 248
Oconomowoc, WI 53066

Dear Board Member:

        You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Chiquita Acquisition Corp. ("Acquisition Sub"), a newly-formed, wholly-owned subsidiary of Chiquita Brands International, Inc. ("Chiquita"), with and into Stokely USA, Inc. ("Stokely").

        In connection with this opinion, we have examined and relied upon the following: (i) the Agreement and Plan of Reorganization (the "Agreement") dated as of September 17, 1997, by and among Chiquita, Acquisition Sub and Stokely,
(ii) (Chiquita's Registration Statement on Form S-4, including the Proxy Statement-Prospectus contained therein, filed with the Securities and Exchange Commission on November 21, 1997 ("Registration Statement"); (iii) the representations and undertakings of Chiquita, Acquisition Sub and Stokely, copies of which are attached hereto as Exhibits A and B; and (iv) certifications of certain shareholders of Stokely, copies of which are attached hereto as Exhibit C.(1) In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, faxed or photostatic copies and the authenticity of the originals of such copies. We have not attempted to verify independently the accuracy of any of the information contained in these documents. In addition, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Michigan.


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(1) All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement.

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Stokely USA, Inc.
To Be Dated the Effective Date
of the Proxy Statement-Prospectus
Page 2

        Based upon and subject to the foregoing, and the conditions and limitations expressed elsewhere herein, we are of the opinion for federal income tax purposes that:

        1.   The Merger will qualify as a reorganization within the meaning of
        Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Chiquita, Acquisition Sub and Stokely will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by a Stokely stockholder upon the exchange of Stokely Common Stock solely for Chiquita Common Stock pursuant to the Merger (except in respect of cash received in lieu of a financial share of Chiquita Common Stock, as discussed below).

        3. A Stokely stockholder who receives cash in lieu of a fractional share interest in Chiquita Common Stock in the Merger will be treated as if he or she actually received such fractional share interest which was subsequently redeemed by Chiquita. Such cash will be treated as having been received as full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Gain or loss will be recognized upon such exchange, and will be capital gain or loss, provided that the Stokely Common Stock was a capital asset in the hands of the holder on the date of the Merger.

        4. A Stokely stockholder's initial aggregate adjusted tax basis in the shares of Chiquita Common Stock received in the exchange (including any fractional share to which he or she may be entitled) will be equal to the aggregate adjusted tax basis of the shares of Stokely Common Stock surrendered therefor.

        5. The holding period of Chiquita Common Stock received by a Stokely stockholder pursuant to the Merger (including any fractional share interest to which he or she may be entitled) will include holding period during which the Stokely Common Stock exchanged therefor was held, provided that the Stokely Common Stock surrendered was a capital asset on the date of the Merger.

        The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger for Stockholders who are U.S. persons (as defined in Section 7701(a)(30) of the Code) and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each stockholder. It may not apply to a
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Stokely USA, Inc.
To Be Dated the Effective Date
of the Proxy Statement-Prospectus
Page 3



holder subject to special treatment under the Code, such as a holder that is a bank, an insurance company, a dealer in securities or foreign securities, a tax-exempt organization or that acquired its Stokely stock pursuant to the exercise of an employee stock option or otherwise as compensation. The discussion does not purport to be a complete analysis of all potential tax effects of the Merger and related transactions, and does not, for example, address any tax consequences that may result from cancellation of Stokely options and warrants, the forgiveness by Stokely suppliers of any accounts receivable from Stokely, or of the exchange by Stokely debt holders of debt for Chiquita Common Stock. The discussion does not address the state, local or foreign tax consequences of the Merger.

        Our opinion is based on the Code, Treasury Regulations thereunder, administrative rulings and practice and Court decisions as of the date hereof. All the foregoing are subject to change (which change could be retroactive), and any such change could affect the continuing validity of this opinion. This opinion is not binding on the Internal Revenue Service (the "Service") and there can be no assurance, and none is hereby give, that the Service will not take a position contrary to one or more opinions reflected herein or that any of the opinions set forth above will be upheld by the courts if challenged by the Service.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the captions "SUMMARY
- Certain Federal Income Tax Consequences" and "PROPOSAL TO APPROVE THE MERGER - The Merger Agreement - Certain Federal Income Tax Consequences." In giving this consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,

                                  MICHAEL BEST & FRIEDRICH LLP